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                                 EXHIBIT 10.57

                    LETTER AGREEMENT DATED FEBRUARY 13,1995
                       BETWEEN THE COMPANY AND DAVID LAWS
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                             [IMP, INC. LETTERHEAD]



February 10, 1995

David Laws
245 Shawnee Pass
Portola Valley, CA 94028

Dear David:

We are pleased to offer you the position of Senior Vice President, reporting to Barry Carrington. Your starting salary will be $3,077.00 per week, paid bi-weekly. Subject to approval by our Board of Directors, you will be granted an option to purchase 400,000 shares of IMP stock at the fair market value price on the day your grant is approved. Further, Attachment "A" defines the following: Scheduled increases in base salary; Incentive bonuses for which you may be eligible, provided Corporate performance meets or exceeds certain business plan goals, and you remain an employee in good standing of the Company; The vesting conditions and schedule for your initial stock option grant(s); Salary and benefit obligations of IMP should the Company terminate your employment during the first twelve (12) months for any reason not recognizable at law. Attachment "B" is a summary of supplemental benefits the Company makes available to it's executive staff. We would like you to start on February 13, 1995 or sooner as may be mutually convenient.

Our offer is contingent upon: 1) Satisfactory completion of the Form I-9 which we will provide at your orientation; 2) Completion and return of the enclosed Personal/Biographical Data Form; 3) Full completion of our Application for Employment; and 4) Execution and return of the enclosed Agreement and Exhibit A.

To accept this offer, please sign and return one copy of this letter, both copies of the Proprietary Information Agreement and the completed W-4 within one week.

On your starting day PLEASE REPORT TO SECURITY AT THE REAR ENTRANCE OF BUILDING 1 AT 8:30 A.M. FOR YOUR IDENTIFICATION BADGE. AT 2:00 P.M. PLEASE REPORT TO HUMAN RESOURCES IN BUILDING 2 FOR NEW EMPLOYEE ORIENTATION. Please bring identification (see the attached list) allowing us to verify your right to work in the United States.

We look forward to a long and mutually rewarding relationship. Should you have any questions regarding this offer please contact Barry Carrington or myself at your convenience.

Sincerely,                                Accepted By: /s/
                                                       ------------------------
                                          Date:        2/13/95
                                                -------------------------------

Robert J. Crossley
Vice President, Administration

Enclosures
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ATTACHMENT A                                       Offer Letter: D. Laws 2/13/95

CASH COMPENSATION,

Fiscal Year                     '96              '97               '98               '99             2000
                                ---              ---               ---               ---             ----
Base sal k$                     160              167               175               187              200
Bonus k$                         40               43                45                48               50
                                ---              ---               ---               ---             ----
Total Cash                      200              210               220               235              250


FY'96 bonus is not subject to performance. Bonus for FY'97 and beyond, is earned for Corporate performance that meets or exceeds IMP's annual plan as approved by the Board of Directors. Audited financials are used to determine eligibility and payment is made after the close of the fiscal year.

STOCK OPTIONS:            maximum # of shares vesting in FY

Granted at hire           '97              '98              '99              2000
                          -------------------------------------------------------
1.       200k             50k              50k              50k              50k

2.       200k             50k+4 FQ min 50k----------

1. 200k shares, regular, time vesting grant.
2. 200k shares to vest as follows: a) 100k will vest in three annual increments (F'98, F'99 and F'00) provided sales and profit objectives per the schedule below are met. b) 50k vests when IMP's market cap reaches 2.5 times sales. c) The final 50k will vest when the market cap has remained at a minimum
2.5 times sales for four fiscal quarters. d) The entire grant will vest on the eighth anniversary of Laws employment, provided Laws remains an employee in good standing of the Company.

CORPORATE PERFORMANCE SCHEDULE:

FY                              '96              '97               '98               '99             2000
- --                              ---              ---               ---               ---             ----
Sales M$                         70              100               125               155              185
PTProfit%                         5               10                15                15               15
Mkt Val $/Sh                      5                7                10                13               15

ONE YEAR CONTRACT:
Should IMP terminate Laws within the first year, for any reason not recognizable at law, Laws will be compensated at his base salary and insured benefits for a minimum of twelve months from the date of such termination, subject to non-compete and proprietary information restrictions. Thereafter, the employment relationship is "at-will".
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ATTACHMENT B                                               Offer Letter: D. Laws

DT:      February 13, 1995                                          CONFIDENTIAL

TO:      David Laws

FR:      Bob Crossley

RE:      Supplemental Benefits for IMP Executives                     Pg. 1 of 3

- --------------------------------------------------------------------------------

Vice Presidents and Corporate Officers at IMP enjoy the following enhancements to the company's normal benefit program:

COMPANY PAID TERM LIFE INSURANCE

Benefit: Company paid term life insurance is increased to four times your base salary, to a maximum of $400,000.00.

Although IMP pays the premium for your additional life insurance, current tax laws require that the premium on company paid life insurance in excess of $50,000 be treated as income and tax withheld. This withholding will be automatically taken care of by payroll.

MEDICAL EXPENSE REIMBURSEMENT

The Company will reimburse executives for medical and dental expenses paid by the executive for the executive and the executives otherwise eligible dependents, which are qualified for yet excluded from reimbursement under the Company's various medical and dental programs. In general, this program is intended to cover insurance premiums, deductibles and co-insurance amount normally payable by the executive within the terms and conditions of the various medical and dental programs which the Company makes available to its' executives. The maximum benefit available under this program to an executive (including dependents) is limited to three thousand dollars ($3,000.00) each calendar year. Otherwise eligible medical and dental expenses from the immediately preceding year are to be submitted to accounting not later than the end of March.

                                                                    continued...
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Supplemental Benefits for Executives (cont.)                          Pg. 2 of 3

PHYSICAL EXAMINATION REIMBURSEMENT

Benefit: Up to $500.00 to cover those costs of a physical examination that are not covered by the participants primary medical plan.

Frequency:       Every other year for participants up to and including 49 years of age. Annually for participants 50 years of age or older.

Reporting:       The Company may require a statement of health from your
                 private physician and/or require you to be examined by a Company appointed physician at IMP's sole discretion and expense.

INCOME TAX PREPARATION REIMBURSEMENT

The Company will reimburse $1,000.00 per calendar year for fees incurred in the preparation of income tax returns. This is a "normal" limit and adequate to cover all but the most complex tax situations. In such complex situations, prior approval of the preparers' estimate by the president is required or charges in excess of $1,000.00 will not be considered for reimbursement. Any and all reimbursements in excess of $1,000.00 will be at the discretion of the president.

CREDIT CARD FEE REIMBURSEMENT

The Company encourages it's executives who travel or otherwise incur business related expenses to maintain a personal credit card sufficient for both business and personal use. In consideration, and subject to annual review and approval by the president, IMP will reimburse up to $75.00 per calendar year should such card have an annual fee, and where business use is more than casual.

REIMBURSEMENT

Requests for reimbursement are to be submitted for approval using an Expense Report Form together with the appropriate supporting documentation.

                                                                    continued...
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Supplemental Benefits for Executives                                 Page 3 of 3

TAXABLE AS INCOME

IRS regulations are constantly in a state of flux. At this time, the majority of the items above are considered taxable income to the executive.

IMP'S RIGHT TO TERMINATE THIS PROGRAM

IMP reserves the exclusive right to amend, revise or terminate this program at anytime without prior notice to any and/or all of the participants. Should the employment of an executive terminate at any time and for any reason prior to an actual disbursement, of funds otherwise due under the provisions of this program, no funds shall be paid. As this program is taxable income to the executive, no COBRA rights whatsoever are available.